Exhibit 5.7

[LETTERHEAD OF CLAYTON UTZ]

CNOOC Finance (2015) Australia Pty Ltd

Level 8, QV1 Building

250 St Georges Terrace

Perth WA 6000

CNOOC Limited

65th Floor, Bank of China Tower

One Garden Road, Central

Hong Kong

Dear Ladies and Gentlemen

Debt Securities of CNOOC Finance (2015) Australia Pty Ltd

1.	We have acted as Australian legal advisors in connection with the proposed issue of debt securities (Securities) by CNOOC Finance (2015) Australia Pty Ltd ACN 604 822 335 (Company) to be guaranteed by CNOOC Limited as described in the prospectus contained in the Company’s Amendment No.2 to the registration statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission (the Commission) on 27 April 2015 under registration number 333-188261.

2.	For the purposes of this opinion, we have examined and relied upon copies of the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of the underwriting agreement dated 28 April 2015 (the Underwriting Agreement), the Indenture to be dated 6 May 2015 (the Indenture), each Security to be issued by the Company in the forms set out in the Indenture to be executed by the Company (together with the Underwriting Agreement and Indenture, each a Transaction Document), [extracts of resolutions of the directors of the Company passed on or about [*] 2015 (the Resolutions)], the constitution of the Company, a current extract obtained at [*:00am] on [*] 2015, prepared by the Australian Securities & Investments Commission (ASIC) from the records of the Company where available to the public at ASIC (ASIC Search) and have made other such investigations as we have deemed relevant and necessary in connection with the opinions set forth below. Except as stated in this opinion, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and we have not made any other enquiries concerning the Company.

3.	This opinion relates only to the statute laws of Victoria and to the federal laws of the Commonwealth of Australia that have application in Victoria, in each case, in force at, and to court decisions having application in Victoria as at, the date of this opinion. References to Relevant Law, Relevant Jurisdictions and Relevant Courts are to be construed accordingly. This opinion is to be construed in accordance with, and our liability under it will be determined under, the laws of New South Wales and the federal laws of the Commonwealth of Australia that have application in New South Wales.

4.	For the purposes of giving our opinion, we have assumed without investigation:

(a)	that the authorisations and certifications referred to in paragraph 2 above remain in full force and effect and that, in respect of the resolution of directors of the Company referred to in paragraph 2, it was passed at a meeting of directors that was duly convened, was properly passed at that meeting and a quorum was present throughout that meeting properly passed in accordance with the requirements of the constitution of the relevant Company;

(b)	that under all laws, other than, in the case of the Company, the Relevant Laws, the Transaction Documents constitute legal, valid and binding obligations of all parties to them, enforceable in accordance with their terms;

(c)	that the implementation of the transactions effected by or contemplated under the Transaction Documents will not involve an illegal purpose under any law, including any Relevant Law; and

(d)	that each Transaction Document represents the intention of the parties to it and that the parties have not in fact made some other different and separate contract between them and agreed that any Transaction Document should not give rise to legally enforceable rights or liabilities or give rise to different rights or liabilities from those set out in that Transaction Document.

5.	Based and relying on the foregoing and subject to the assumptions, limitations and qualifications set out in this opinion, we are of the opinion that:

(a)	the Company is a private corporation incorporated and existing under the laws of the Commonwealth of Australia, taken to be registered in the State of Victoria and is capable of being sued in its corporate name;

(b)	the issuance of the Securities has been duly authorised by the Company and when the Indenture has been duly executed and delivered by the Company, the Indenture will be duly executed and delivered by the Company;

(c)	the obligations expressed to be imposed on the Company under the Underwriting Agreement and the Indenture are in the Relevant Jurisdictions the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (their enforceability being a matter of the law of the State of New York); and

(d)	the Securities (when issued and delivered in accordance with the Underwriting Agreement and the Indenture and when authenticated by the Trustee (as defined in the Indenture)) will, in the Relevant Jurisdictions, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (their enforceability being a matter of the law of the State of New York).

6.	Our opinion is subject to the following qualifications:

(a)	the expression “enforceable” means that the obligations are of the type which the Relevant Courts enforce but does not mean that the obligations will necessarily be enforced in all circumstances;

(b)	the ability of any party to a Transaction Document to enforce its rights under such Transaction Document is subject to:

(i)	the application of laws relating to insolvency, liquidation, winding up, receivership, reorganisation, administration, moratoria, court schemes and any other laws affecting creditors’ rights generally (including, without limitation, the PPSA) as well as general principles of equity;

(ii)	claims becoming barred under statutes imposing limited periods within which proceedings can be brought;

(iii)	defences of set-off, abatement or counterclaim;

(iv)	fraud (whether equitable or otherwise), the general common law doctrines of estoppel in relation to representations, acts or omissions of creditors and of frustration and to statutory prohibitions of misleading, deceptive or unconscionable conduct;

(v)	the general jurisdiction of the Relevant Courts to award costs, even as against a successful party;

(vi)	the discretion vested in the Relevant Courts to stay any proceedings commenced against the Company if there are other proceedings in other jurisdictions simultaneously on foot against the Company;

(vii)	each Relevant Court’s discretion to disregard any provision in the Transaction Documents which provides that any entry, determination, calculation or certification is to be conclusive and binding on the parties to the Transaction Documents if those entries, determinations, calculations or certifications are fraudulent or manifestly inaccurate;

(viii)	any Relevant Law requirements that any discretion be exercised reasonably and that any determination of a matter in a party’s opinion be based on reasonable grounds;

(ix)	each Relevant Court’s discretion to determine whether any provision is severable;

(x)	a Relevant Court may give judgment for a monetary amount in Australian dollars rather than a foreign currency; and

(c)	laws and regulations in Australia that:

(i)	prohibit or restrict dealings with the assets of persons and entities considered to be associated with terrorism and any transactions with, or on behalf of, those persons and entities; and

(ii)	restrict certain payments to, or transactions in relation to, a person or entity against whom the Commonwealth of Australia has imposed economic, political or other international sanctions; and

7.	We express no opinion as to:

(a)	the enforceability of any obligations to negotiate in good faith (or similar);

(b)	the operation of any provision in any Transaction Document requiring written amendments and waivers in respect of that Transaction Document insofar as they suggest that oral or other amendments or waivers could not be effectively agreed on or granted between or by the parties or by a duly authorised agent; or

(c)	the enforceability of any currency indemnity or any indemnity for legal costs or penalties for breach of any law.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your legal counsel and employees) or relied upon for any purpose other than in connection with the filing of the Registration Statement in connection with the offering of the Securities by the Company.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Clayton Utz

Sonia Goumenis, Partner +61 2 9353 4378 sgoumenis@claytonutz.com

Our ref 11578/18956/80164484